                                                       EXHIBIT 10.48


                              EMPLOYMENT AGREEMENT




          EMPLOYMENT AGREEMENT dated as of March 1, 1998 (this "Agreement") between Marvel Entertainment Group, Inc., a Delaware corporation (the "Company") , and Joseph Calamari (the "Executive").

         Whereas, the Company wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

         Accordingly, the Company and the Executive hereby agree as follows:

     1.   Employment, Duties and Acceptance.

         1.1 Employment, Duties. The Company hereby employs the Executive to render full-time services to the Company as President and Chief Executive Officer of the Company, with duties and responsibilities as are typical for the most senior executive officer in similarly situated companies in the industry.

         1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. The Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's time, energy and skill to such employment, and to use the Executive's best efforts to promote the Company's interests. The Executive further agrees to accept election, and to serve during all or any part of the Term, as a director of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement. Notwithstanding the foregoing, the Executive shall be entitled to render services to charitable and community organizations, to manage his personal investments and interests and to sit on outside boards of directors so long as such activities are disclosed to the Company and do not materially interfere with the performance of the Executive's duties hereunder.


         1.3 Location. The duties to be performed by the Executive shall be performed primarily (i.e., at least 30 hours per week) at the offices of the Company in New York City, subject to reasonable travel requirements.


     2.   Term of Employment; Certain Post-Term Benefits.

         2.1 The Term. The term of Executive's employment (the "Term") shall commence on March 1, 1998, and shall end on June 30, 1999, or such later date to which the Term is extended pursuant to Section 2.2.

         2.2 End-of-Term Provisions. On or before six months prior to the end of the Term, each of the Company and the Executive shall have the right to give the other party written notice of non-renewal of the Term. Absent such notice, the Term shall be automatically extended for successive 1 year periods.

     3.   Compensation: Benefits.

         3.1 Salary. The Company shall pay the Executive a base salary, payable bi-weekly in arrears, at the annual rate of $400,000 until June 30, 1998, and, thereafter, at the annual rate of $450,000, less such amounts as are required to be withheld by applicable law and regulations and deductions authorized by the Executive in writing (the "Base Salary") . In the event that the Company determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.

         3.2 Discretionary Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive shall be entitled to receive a discretionary performance based bonus with respect to each year of the Term based on improvements achieved in the Company's performance in relation to the prior year.


         3.3 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers. The Executive shall be entitled to reimbursement for travel expenses on a first class basis.

         3.4 Vacation. During the Term, the Executive shall be entitled to a vacation period or periods of 4 weeks taken in accordance with the vacation policy of the Company during each year of the Term. Vacation time not used by the end of a year shall be forfeited, unless Executive was unable to utilize such time due to work commitments which interfered with reasonable efforts to schedule such vacation.


         3.5 Fringe Benefits. The Executive shall be entitled to all benefits generally available to employees of the Company under any 401(k) plan, pension plan, group insurance or other so-called "fringe" benefit plan or program. The Executive shall also be entitled to participate in any compensation or equity plan which the Company provides, together with medical, dental and vision benefits for the Executive, the Executive's spouse and the Executive's children, all as such may be in effect from time to time for any senior officers of the Company. He shall also be entitled to the business and personal use of a Company car (luxury model) and to reimbursement for, or direct payment of, all expenses and insurance premiums incurred in connection therewith.


         3.6 Special Payment. In consideration of efforts to be made by the Executive to assist in marketing the Company and/or its businesses and assets to outside investors, in the event that the Company, any of its subsidiaries or a material aspect of its businesses or assets, are sold, licensed or otherwise transferred to a third party or parties (an "Acquiror") in a transaction or in a series of related transactions, including, but not limited to, a merger or reorganization in which the Company is the surviving entity, but is owned or controlled by new equity or debt interests (an "Acquisition Transaction") , the Executive shall be entitled to receive a special payment equal to 1/5 of l% of the total consideration paid or provided by the Acquiror whether in the form of cash, equity, debt (including assumption of existing debt) or other consideration. Such payment will be made at the closing of the Acquisition Transaction in a lump sum based on the then present value of the consideration paid with future payments discounted at LIBOR.


         3.7 Equity Opportunity. It is understood that the Executive expects to receive, a l% equity participation in the Company or any company (defined as the entity which emerges from the reorganization and/or owns, controls, or has the right to exploit, a substantial portion of the assets of what is now Marvel Entertainment Group, Inc.) whether such equity is pre-existing or newly created through the conversion of debt, new investment, recapitalization or other restructuring (including restructuring through sale of assets, merger, acquisition or reorganization) (a "Triggering Event") . Such equity to vest 1/3 upon issuance, 1/3 within a year thereof and the final 1/3 at the end of the second year. The Executive also expects to receive the right to acquire up to an additional 2%. (1%. per year) of the Company through the issuance of fair market value warrants and/or options. In the event that the Company should fail to provide the Executive with the equity opportunity set forth in this Section
3.7 (or a similar opportunity reasonably acceptable to the Executive) within 90 days following a Triggering Event, the Executive shall be entitled to terminate his employment pursuant to Section 4.4 hereof and receive the payments and benefits set forth in that Section.

     4.   Termination.

         4.1 Death. If the Executive should die during the Term, his employment shall terminate and no further amounts or benefits shall be payable hereunder, except that the Executive's legal representatives shall be entitled to receive continued payments in an amount equal to 60'. of the Base Salary, in the manner specified in Section 3.1 and any amounts payable or which become payable under Section 3.6, until the end of the Term or for a period of one year, whichever is longer. In addition, any and all unvested securities, rights or compensation granted to, or purchased by, the Executive, pursuant to Section
3.7 or otherwise, shall automatically vest and become the property of the Executive's estate.

         4.2 Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's services hereunder for (i) a period of six consecutive months or (ii) for shorter periods aggregating six months during any twelve month period, the Company may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equalled an aggregate of six months, by written notice to the Executive (but before the Executive has recovered from such disability), terminate his employment and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive (i) continued payments in an amount equal to 60% of the Base Salary, in the manner specified in Section 3.1 and any amounts payable or which become payable under Section 3.6, until the end of the Term or one year, whichever is longer, (ii) the medical, dental and vision benefits provided for in Section
3.5 for so long as the Disability should last, and (iii) any unvested securities, rights or compensation granted to, or purchased by, the Executive, pursuant to Section 3.7 or otherwise, shall automatically vest and become the property of the Executive. If the Executive should die before receiving all payments to be made by the Company in accordance with the foregoing, such payments shall be made to a beneficiary designated by the Executive on a form prescribed for such purpose by the Company or, in the absence of such designation, to the Executive's legal representative.

         4.3 Cause. In the event of conviction of the Executive of any felony, conviction of the Executive of a misdemeanor involving the property of the Company or any of its subsidiaries or affiliates, or willful misconduct or fraud by the Executive in connection with the performance of any material portion of the Executive's duties hereunder the Company may terminate Executive's employment, and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except as shall have been earned, accrued or vested as of the date of such termination. Notwithstanding the foregoing, no Cause termination shall occur unless the Company first gives the Executive 30 days written notice of its intent to terminate for Cause and the specific underlying acts which allegedly constitute Cause and the Executive thereafter fails to cure the alleged Cause or undertake diligent efforts to cure, which efforts can be completed in a reasonable time.


         4.4 Involuntary Termination. In the event that the Executive's employment is terminated by the Company without Cause (including a termination through non-renewal of the Term, pursuant to Section 2.2 or resulting from rejection of this Agreement by the U.S. Bankruptcy Court, or a failure of any successor to all or substantially all of the assts or business of the Company to assume in writing the Company's obligation to perform this Agreement within ten (10) days after plan confirmation of any merger, consolidation, sale of assets, tender offer or similar transaction), or is terminated by the Executive for Good Reason, the Executive shall be paid (i) in a lump sum an amount equal to the Executive's Base Salary as set forth in Section 3.1; (ii) an amount equal to the Executive's annual Bonus as set forth in Section 3.2 (determined in good faith); (iii) benefits as specified in Section 3.5; and (iv) any amounts payable or which become payable under Section 3.6; all until the end of the Term or, for a period of one year, whichever is longer. In addition, any and all unvested securities, rights or compensation granted to, or purchased by, the Executive, pursuant to Section 3.7 or otherwise, shall automatically vest and become the property of Executive. Without limiting the foregoing, Good Reason shall be any (i) failure of Company to honor the obligations of this agreement; (ii) any significant adverse change in Executive's position or responsibilities; (iii) any substantial diminution in the businesses under the Executive's auspices; (iv) a change in the locus of Executive's employment outside of the Greater New York metropolitan area; or (v) the failure to provide the Executive with the equity opportunity set forth in Section 3.7 within 90 days following a Triggering Event.

         4.5 No Mitigation. The Executive shall have no obligation to mitigate damages to receive any payments required to be made hereunder and, to the extent that the Executive shall earn compensation after a termination of employment, it shall not offset any such payments.

         4.6 Litigation Expenses. Except as provided for in Section 5.6, in the event the Company and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by the Company or the Executive, and if a judgment in such action, suit or proceeding is rendered in favor of the Executive, the Company shall reimburse the Executive for all expenses (including reasonable attorneys, fees) incurred by the Executive in connection with such action, suit or proceeding. Such costs shall be paid to the Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.

     5.   Protection of Confidential Information; Non-Competition:
          Solicitation.

         5.1 Confidentiality. In view of the fact that the Executive's work for the Company will bring the Executive into close contact with many confidential affairs of the Company and its subsidiaries and affiliates not readily available to the public and plans for future developments, the Executive agrees:

         5.1.1 To keep and retain in the strictest confidence all confidential matters of the Company and its subsidiaries and affiliates, including, without limitation, "know how", trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects and other business affairs of the Company and its subsidiaries and affiliates, and any information concerning any director, officer, employee or agent of the Company or any of its affiliates or subsidiaries or any of their respective family members, learned by the Executive during his employment hereunder, and not to disclose them to anyone outside of the Company, either during or after the Executive's employment with the Company, except in the course of performing the Executive's duties hereunder or with the Company's express written consent.


         5.1.2 To deliver promptly to the Company on termination of the Executive's employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

         5.1.3 Solicitation of Personnel or Employees. Executive agrees that during the Term and for a period of 180 days after the expiration or termination date of this Agreement, it will not without the consent of the Company, solicit, hire, contract with, nor engage the services of, any employee of the Company.


         5.2 Remedies. In the event the Executive commits a breach of any of the provisions of Sections 5.1, 5.2, 6 or 7 the Company shall have the following rights and remedies ONLY:

         5.2. 1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

     5.3  Severabilitv.

         5.3.1 In the event any of the covenants contained in this Agreement, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

         5.3.2 In the event any covenant contained in Sections 5.1, 5.2, 6 or 7 or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

         5.4 Jurisdiction. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Section 5.2 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

         5.5 Expenses. In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in Sections 5.1, 5.2, 6 or 7 or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys, fees) of the Company in such action, suit or other proceeding shall, on demand of the Company, be paid by the Executive. In the event the Company fails to obtain a judgment for money damages or an injunction in favor of the Company, all expenses (including reasonable attorneys, fees) of the Executive in such action, suit or other proceeding shall, on demand of the Executive, be paid by the Company.

     6.   Inventions and Patents.

         6.1 The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not (collectively, "Inventions"), conceived, developed, invented or made by the Executive during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

         6.2 In the event any Invention is described in a patent application or disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment by the Company, it is to be presumed that the Invention was conceived or made during the Term

         6.3 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

     7.   Intellectual Property.

         The Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, formats, discoveries, developments, characters, product lines, ideas, concepts, packages, performances, trade secrets, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with the Executive's work with the Company or any of its subsidiaries or affiliates during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder) . The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

     8.   Indemnification.

         The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

     9.   Notices.

         All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the third date after the date mailed) , as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

         If to the Company, to:

                        Marvel Entertainment Group, Inc.
                        387 Park Avenue South
                        New York, New York 10016
                        Attention: Secretary

         If to the Executive to:

                        Joseph Calamari
                        688 Greenhill Road
                        Kinnelon, NJ 07405

     10.  General.

         10.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

         10.2 Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         10.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

         10.4 Termination of Prior Agreements. This Agreement expressly supersedes all agreements and understandings between the parties regarding the subject matter hereof and any such agreement is terminated as of the date first above written.

         10.5 Assignment. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets and, in any event, the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

         10.6 Amendment; Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         10.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which together shall be considered one and the same instrument.


         10.8 Subsidiaries. As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                           MARVEL ENTERTAINMENT GROUP, INC.



                           By: /s/ John J. Gibbons
                              --------------------------------------
                              John J. Gibbons
                              Trustee


                           /s/ Joseph Calamari
                           -----------------------------------[L.S.]
                           Joseph Calamari

                [Letterhead of Marvel Entertainment Group, Inc.]


February 27, 1998



Mr. Joe Ahearn
Toy Biz
685 Third Avenue
New York, NY  10017

            RE:  JOSEPH CALAMARI
                 EMPLOYMENT AGREEMENT
                 DATED AS OF MARCH 1, 1998
                 [HEREINAFTER THE EMPLOYMENT AGREEMENT]

Dear Mr. Ahearn:

This letter shall confirm our understanding that in the event Toy Biz consummates a plan to reorganize Marvel and is in control of the combined companies [Marvel and Toy Biz], Toy Biz may

       (a) elect not to pay the Special Payment as provided in Paragraph 3.6 of the Employment Agreement; and in addition

       (b) Paragraph 4.4 (iv) of the Employment Agreement shall be modified to read as follows: "(iv) any amounts payable or which become payable under Section 3.6; all until the end of the Term or, for a period of six months, whichever is longer."

This letter will further confirm that in view of the forgoing, we will enter into good faith negotiations with respect to a "Stay Bonus" and an "Equity Participation".

Therefore, I have signed the Employment Agreement and sent it on to the Trustee for his signature. This letter relates to Toy Biz only.

Sincerely,

/s/ Joseph Calamari
-------------------
Joseph Calamari
JC:ra


Agreed to and Accepted:

MARVEL ENTERTAINMENT GROUP, INC.


By:   /s/ John J. Gibbons
      ------------------------
      John J. Gibbons, Trustee


cc:   Judge John Gibbons
      Sue Atkins